Exhibit 99.1

Mobileye Releases Second Quarter 2024 Results, Updates Guidance and Provides Business Overview

•	Revenue decreased 3% year over year to $439 million in the second quarter. Revenue increased 84% versus the first quarter of 2024 due to reduced consumption of excess inventory at Tier 1 customers compared to the first quarter.

•	More than 110% increase in number of systems shipped as compared to the first quarter of 2024 led to significant improvement in Operating Loss and Adjusted Operating Profit.

•	While we believe inventory of EyeQTM chips at our Tier 1 customers has almost fully normalized as of the end of the second quarter of 2024, we have reduced our expectation for second half volume and revenue, primarily due to China-related macro factors.

•	We remain optimistic on the medium-term growth environment given continued SuperVisionTM / ChauffeurTM progress, a broadened relationship with Zeekr and Geely Group, and emerging traction for a high-ASP product serving mid-priced, high-volume segments.

•	Diluted EPS (GAAP) was $(0.11) and Adjusted Diluted EPS (Non-GAAP) was $0.09 in the second quarter of 2024.

JERUSALEM – August 1, 2024 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended June 29, 2024.

“We are glad to report that the excess inventory at Tier 1 customers that meaningfully impacted our business in the first half of 2024 appears to be almost fully behind us, but a more significant than anticipated softening of business conditions in China (affecting the industry as a whole) is expected to lead to challenges in the second half. While the conditions in China are highly volatile at the moment, we continue to invest in China for the mid and long term as we see the potential of a lucrative market over time, particularly in light of new initiatives that we believe will strengthen our positioning,” said Mobileye President and CEO Prof. Amnon Shashua. “In global markets we continue to make steady progress on the full product portfolio line from base ADAS to L4 autonomy. Moreover, we believe that our scalable portfolio is well-positioned to capitalize on a recent, rapidly-developing OEM trend towards advanced, higher-content ADAS for the mid-priced high volume segments. Our main focus for the remainder of 2024 is to successfully execute our current advanced programs and to convert the unprecedented opportunity set we are currently pursuing into series production awards.”

Second Quarter 2024 Business Highlights

•	On the business development front, our activities remain robust and we are tracking towards similar projected future volume and higher projected future revenue from design wins as compared to 2023, based on year-to-date program wins and the current customer engagements we are pursuing. SuperVision / Chauffeur development programs have progressed and we believe we remain on-track for significant wins in the second half of 2024. [1]

•	In addition to SuperVision / Chauffeur traction for high-end vehicle segments, we have seen increased clarity on OEM plans for the next generation of Level 2+ ADAS systems for mid-priced, high-volume vehicle segments. The stated goal of this new category is to reduce complexity, drive cost-efficiency, and assure compliance with heightened future safety rating criteria. We believe that the versatility and compute-efficiency of our portfolio positions us well to serve this market with a multi-camera, multi-radar, REMTM mapping setup, processed by a single EyeQ6 High chip. We are now pursuing multiple high-volume RFQ’s in this area. We further believe that success would lead to a significant increase in visibility of ASP growth in the single-chip ADAS segment.

•	While the drivers of medium-term growth have continued to strengthen, the near-term environment has recently become more challenging, and according to our analysis, it is primarily related to China. First, we’ve seen meaningful reductions to 2nd half 2024 production estimates for multiple global OEM customers which have factored into our own expectations. Second, a decline in orders for the 2nd half of 2024 from Chinese OEMs compared to what these customers were indicating as of our last update. Finally, the delay of a high-volume ADAS launch outside of China is an additional headwind. As a result of these factors, we have reduced by approximately 3.5 million units our EyeQ volume expectation for the 2nd half of 2024, which in turn is affecting our guidance for the remainder of 2024.

•	SuperVision volume expectations for 2024 have also been reduced, primarily as a result of new tariffs in the US and Europe, which are expected to impact the delivery ramp-up of SuperVision-equipped vehicles into those markets, and reduced expectations for volume in China itself due to uncertainties around market dynamics and reduced forecasts from our customers.

•	We are on-track with initiatives to bolster our medium- and long-term prospects in China. In particular, the expanded collaboration with Zeekr announced today is expected to accelerate SuperVision enhancements and adaptation to the China market through DXP, secure SuperVision on the next-generation of Zeekr models domestic and globally, and pave a path for Robotaxi collaboration, all of which we believe will accelerate deployments with other customers in China.

•	We are announcing that Mobileye Capital Markets Day will take place on December 9th and 10th, 2024 in Munich. We are looking forward to providing market landscape updates, illustrating new AI-based software developments integrated into the EyeQ6 High platform (as well as DXP), providing demonstration rides inside production vehicles, and more. Significant portions will be webcast on December 9th for investors and analysts who cannot attend in person.

Second Quarter 2024 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q2 2024	Q2 2023	% Y/Y
Revenue	$439	$454	(3)%
Gross Profit	$209	$224	(7)%
Gross Margin	48%	49%	(173	)bps
Operating Income (Loss)	$(94)	$(33)	(181)%
Operating Margin	(21)%	(7)%	(1,406	)bps
Net Income (Loss)	$(86)	$(28)	(203)%
EPS - Basic	$(0.11)	$(0.04)	(202)%
EPS - Diluted	$(0.11)	$(0.04)	(202)%

Non-GAAP
U.S. dollars in millions	Q2 2024	Q2 2023	% Y/Y
Revenue	$439	$454	(3)%
Adjusted Gross Profit	$304	$326	(7)%
Adjusted Gross Margin	69%	72%	(256	)bps
Adjusted Operating Income	$79	$140	(44)%
Adjusted Operating Margin	18%	31%	(1,284	)bps
Adjusted Net Income	$76	$135	(44)%
Adjusted EPS - Basic	$0.09	$0.17	(44)%
Adjusted EPS - Diluted	$0.09	$0.17	(44)%

•	Revenue of $439 million decreased by 3% compared to the second quarter of 2023, due to a 10% decrease in EyeQ SoC-related revenue. This was primarily attributable to usage of the remaining excess inventory at our Tier 1 customers to satisfy demand in Q2 of 2024. Most of this decrease was offset by a significant increase in SuperVision related revenue on a year-over-year basis.

•	Average System Price[2] was $54.4 in the second quarter of 2024 as compared to $51.7 in the prior year period primarily due to the higher percentage of SuperVision-related revenue as compared to the second quarter of 2023.

•	Gross Margin declined by nearly 2 percentage points in the second quarter of 2024 as compared to the prior year period. The decrease was primarily due to the increase in percentage of revenue attributable to SuperVision, partially offset by the impact of the lower cost attributable to amortization of intangible assets as a percentage of revenue.

•	Adjusted Gross Margin declined by nearly 3 percentage points in the second quarter of 2024 as compared to the prior year period. The decrease was primarily due to the increase in percentage of revenue attributable to SuperVision.

•	Operating Margin declined by 14 percentage points in the second quarter of 2024 as compared to the prior year period. The decrease was primarily due to higher operating expenses in second quarter of 2024 on a similar revenue base, in addition to the lower Gross Margin.

•	Adjusted Operating Margin declined by 13 percentage points in the second quarter of 2024 as compared to the prior year period. The decrease was primarily due to higher operating expenses on a similar revenue base, in addition to the lower Adjusted Gross Margin.

•	Operating cash flow for the six months ended June 29, 2024 was $70 million. Cash used in purchases of property and equipment was $46 million for that same period.

1Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. Further, achievement of a design win is subject to multiple factors, many of which are outside of Mobileye's control. Any statement on the timing of design wins is an estimate only and subject to change. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Updated Financial Guidance for the 2024 Fiscal Year

We are updating our guidance for the 2024 fiscal year that we last provided on April 25, 2024:

	Updated Guidance Full Year 2024		Previous Guidance Full Year 2024
U.S. dollars in millions	Low	High	Range
Revenue	$1,600	$1,680	$1,830 - 1,960
Operating Loss	$(580)	$(531)	$(468) - (378)
Amortization of acquired intangible assets	$444	$444	$444
Share-based compensation expense	$288	$288	$294
Adjusted Operating Income	$152	$201	$270 - 360

Our updated guidance reflects a 13% reduction in expected Revenue, at the midpoint, due to reductions in the outlook for both EyeQ and SuperVision shipments for the remainder of 2024 as a result of the previously discussed factors affecting our expectations for the second half of 2024. Our updated guidance also reflects an increase in Operating Loss (GAAP) and a reduction in Adjusted Operating Income (Non-GAAP), at the midpoint, of 31% and 44%, respectively, due to the decremental margin on lower revenue, partially offset by modestly lower than expected operating expenses.

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 28, 2024. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, August 1, 2024, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, approximately 180 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2024 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the US, Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; effects of the COVID-19 pandemic and responses to future pandemics; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 30, 2023, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Second Quarter 2024 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six months Ended
U.S. dollars in millions, except share and per share amounts	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenue	$439	$454	$678	$912
Cost of revenue	230	230	415	481
Gross profit	209	224	263	431
Research and development, net	256	211	499	446
Sales and marketing	28	29	62	62
General and administrative	19	17	34	37
Total operating expenses	303	257	595	545
Operating income (loss)	(94)	(33)	(332)	(114)
Other financial income (expense), net	13	15	30	23
Income (loss) before income taxes	(81)	(18)	(302)	(91)
Benefit (provision) for income taxes	(5)	(10)	(2)	(16)
Net income (loss)	$(86)	$(28)	$(304)	$(107)

Earnings (loss) per share:
Basic	$(0.11)	$(0.04)	$(0.38)	$(0.13)
Diluted	$(0.11)	$(0.04)	$(0.38)	$(0.13)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic	806	805	806	803
Diluted	806	805	806	803

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	June 29, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$1,203	$1,212
Trade accounts receivable, net	204	357
Inventories	485	391
Other current assets	115	106
Total current assets	2,007	2,066
Non-current assets:
Property and equipment, net	456	447
Intangible assets, net	1,831	2,053
Goodwill	10,895	10,895
Other long-term assets	118	116
Total non-current assets	13,300	13,511
TOTAL ASSETS	$15,307	$15,577
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$171	$229
Employee related accrued expenses	91	87
Related party payable	53	39
Other current liabilities	31	48
Total current liabilities	346	403
Non-current liabilities:
Long-term employee benefits	55	56
Deferred tax liabilities	137	148
Other long-term liabilities	50	46
Total non-current liabilities	242	250
TOTAL LIABILITIES	$588	$653
TOTAL EQUITY	14,719	14,924
TOTAL LIABILITIES AND EQUITY	$15,307	$15,577

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Six months Ended
U.S. dollars in millions	June 29, 2024	July 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(304)	$(107)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	30	15
Share-based compensation	124	127
Amortization of intangible assets	222	251
Exchange rate differences on cash and cash equivalents	5	5
Deferred income taxes	(11)	(10)
Interest with related party, net	—	16
(Gains) losses on equity and debt investments, net	1	—
Other	(1)	—
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	133	29
Decrease (increase) in other current assets	8	21
Decrease (increase) in inventories	(94)	(150)
Increase (decrease) in accounts payable, accrued expenses and related party payable	(52)	3
Increase (decrease) in employee-related accrued expenses and long term benefits	3	(2)
Increase (decrease) in other current liabilities	5	(2)
Decrease (increase) in other long term assets	(2)	1
Increase (decrease) in other long-term liabilities	3	—
Net cash provided by (used in) operating activities	70	197
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(46)	(58)
Purchases of debt and equity investments	(18)	—
Net cash provided by (used in) investing activities	(64)	(58)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	(11)	(12)
Net cash provided by (used in) financing activities	(11)	(12)
Effect of foreign exchange rate changes on cash and cash equivalents	(5)	(5)
Increase (decrease) in cash, cash equivalents and restricted cash	(10)	122
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,226	1,035
Balance of cash, cash equivalents and restricted cash, at end of period	$1,216	$1,157

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 29, 2024		July 1, 2023		June 29, 2024		July 1, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$209	48%	$224	49%	$263	39%	$431	47%
Add: Amortization of acquired intangible assets	94	21%	101	22%	188	28%	217	24%
Add: Share-based compensation expense	1	—%	1	—%	1	—%	2	—%
Adjusted Gross Profit	$304	69%	$326	72%	$452	67%	$650	71%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (loss) and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 29, 2024		July 1, 2023		June 29, 2024		July 1, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(94)	(21)%	$(33)	(7)%	$(332)	(49)%	$(114)	(13)%
Add: Amortization of acquired intangible assets	111	25%	118	26%	222	33%	251	28%
Add: Share-based compensation expense	62	14%	55	12%	124	18%	127	14%
Adjusted Operating Income	$79	18%	$140	31%	$14	2%	$264	29%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Six months Ended
U.S. dollars in millions	June 29, 2024		July 1, 2023		June 29, 2024		July 1, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(86)	(20)%	$(28)	(6)%	$(304)	(45)%	$(107)	(12)%
Add: Amortization of acquired intangible assets	111	25%	118	26%	222	33%	251	28%
Add: Share-based compensation expense	62	14%	55	12%	124	18%	127	14%
Less: Income tax effects	(11)	(2)%	(10)	(2)%	(21)	(3)%	(21)	(2)%
Adjusted Net Income	$76	17%	$135	30%	$21	3%	$250	27%

Supplemental Information - Average System Price (unaudited)

	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
EyeQ and SuperVision revenue (U.S. dollars in millions)	$430	$507	$611	$219	$413
Number of systems shipped (in millions)	8.3	9.4	11.6	3.6	7.6
Average system price (U.S. dollars)	$51.7	$53.8	$52.7	$61.0	$54.4

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com